Exhibit (a)(5)(E)

HEALTHTRONICS, INC. ANNOUNCES THE FINAL RESULTS OF EXCHANGE

OFFER AND COMPLETION OF ITS ACQUISITION OF ENDOCARE, INC.

Austin, Texas, July 27, 2009 – HealthTronics, Inc. (“HealthTronics”) (NASDAQ: HTRN) announced today that it has successfully completed its previously-announced exchange offer for all of the outstanding shares of common stock of Endocare, Inc. and subsequently completed its acquisition of Endocare by a short-form merger of Endocare into a wholly-owned subsidiary of HealthTronics.

“The acquisition of Endocare demonstrates HealthTronics’ continued commitment to supporting technology that improves patient care and enhances the practice economics of our physician partners. We expect the combination will create both near term and long term financial and strategic benefits for us. After successful integration, we believe Endocare will contribute favorably to our financial results. Strategically, Endocare’s existing physician and care facility relationships will support an enhanced organic growth initiative for not only cryoablation, but also for ClariPath Laboratories and our core partnership business. I look forward to expanding on the expected impact in our upcoming second quarter conference call,” said James Whittenburg, HealthTronics’ President and Chief Executive Officer.

A total of 11,363,630 Endocare shares, representing approximately 91.1% of Endocare’s outstanding common stock, were validly tendered and acquired in the exchange offer. Of these shares, approximately 22.9% were tendered for cash consideration and approximately 77.1% were tendered for HealthTronics common stock consideration, and therefore the stock election is oversubscribed. As a result, Endocare stockholders who elected cash consideration will receive cash and Endocare stockholders who elected stock consideration will receive, on a per Endocare share basis, approximately 0.7548 of a share of HealthTronics common stock and approximately $0.04 in cash.

As a result of the short-form merger, all Endocare shares not acquired in the exchange offer converted into the right to receive, at the election of the holder, either (i) $1.35 in cash, without interest, or (ii) 0.7764 of a share of newly-issued HealthTronics common stock, in each case subject to proration. HealthTronics will deliver a letter of election and transmittal to these holders to enable them to make the election.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology, including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, among others, the risk that HealthTronics’ business or Endocare’s business will have been adversely impacted during the pendency of the exchange offer, the risk that the operations of the two companies will not be integrated successfully; the risk that HealthTronics’ expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; the risk that demand for and acceptance of HealthTronics’ or Endocare’s products or services may be reduced; the risk of changes in governmental regulations; the impact of economic conditions; the impact of competition and pricing; and other factors described from time to time in HealthTronics’ or Endocare’s periodic and current reports filed with the Securities and Exchange Commission.

Important Additional Information

In connection with the exchange offer, HealthTronics filed a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and Endocare filed a solicitation / recommendation statement on Schedule 14D-9. INVESTORS ARE URGED TO CAREFULLY READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HEALTHTRONICS, ENDOCARE AND THE TRANSACTION. Investors and security holders may obtain free copies of the Registration Statement on Form S-4, Schedule TO and Schedule 14D-9 as well as other filings containing information about HealthTronics and Endocare without charge at the SEC’s web site (www.sec.gov).

A free copy of the exchange offer materials are also available on HealthTronics’ website at www.healthtronics.com and a copy of the Schedule 14D-9 is available on Endocare’s website at www.endocare.com. Copies of the exchange offer documents are also available without charge from D. F. King & Co., Inc. by calling toll-free (800) 769-4414 (bankers and brokers call collect (212) 269-5550).